UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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☐	Soliciting Material Pursuant to §240.14a-12

HEICO CORPORATION

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEICO CORPORATION
3000 Taft Street, Hollywood, Florida 33021

Notice of Annual Meeting of Shareholders
To Be Held March 28, 2011
JW Marriott
1109 Brickell Avenue
Miami, FL 33131

The Annual Meeting of Shareholders of HEICO Corporation, a Florida corporation, will be held on Monday, March 28, 2011 at 10:00 a.m., Eastern Daylight Time, at the JW Marriott, 1109 Brickell Avenue, Miami, FL 33131, for the following purposes:

1.	To elect a Board of Directors for the ensuing year;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency of holding future advisory votes on executive compensation;

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2011; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of record of HEICO Corporation Common Stock and Class A Common Stock as of the close of business on January 21, 2011 will be entitled to vote at the Meeting.

You are requested, regardless of the number of shares owned, to sign and date the enclosed proxy and to mail it promptly, or to use the telephone or Internet voting systems set forth in the proxy. You may revoke your proxy either by a written notice to HEICO or in person at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Laurans A. Mendelson
Chairman of the Board and
Chief Executive Officer
February 17, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 28, 2011

The accompanying proxy statement and the 2010 Annual Report on Form 10-K are available at:
http://www.heico.com

YOUR VOTE IS IMPORTANT

HEICO CORPORATION
3000 Taft Street, Hollywood, Florida 33021

PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of HEICO Corporation (collectively, “HEICO,” “we,” “us,” “our” or the “Company”) in connection with the solicitation of proxies by HEICO’s Board of Directors for use at the Annual Meeting of Shareholders of HEICO (the “Annual Meeting”) to be held at the JW Marriott, 1109 Brickell Avenue, Miami, FL 33131, on Monday, March 28, 2011 at 10:00 a.m. Eastern Daylight Time. If you plan to attend the Annual Meeting, you can obtain directions to the JW Marriott from the hotel’s web site at http://www.marriott.com/hotels/maps/travel/miajw-jw-marriott-hotel-miami. This Proxy Statement and form of proxy are first being mailed to shareholders on or about February 17, 2011.

At the Annual Meeting, the shareholders will be asked (1) to elect a Board of Directors (“Board”); (2) to hold an advisory vote on executive compensation; (3) to hold an advisory vote on the frequency of future advisory votes on executive compensation; (4) to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2011; and (5) to vote on any other business which properly comes before the meeting or any adjournments thereof.

The Board of Directors of HEICO urges you to promptly date, sign and mail your proxy, or to use the telephone or Internet voting systems set forth in the proxy, in the form enclosed with this Proxy Statement, to make certain that your shares are voted at the meeting. Proxies in the enclosed or other acceptable form that are received in time for the meeting will be voted. However, you may revoke your proxy at any time prior to its use by a revocation in writing to the Corporate Secretary at the Company’s principal executive offices at 3000 Taft Street, Hollywood, Florida 33021 or a later dated proxy that is received in sufficient time by HEICO prior to the Annual Meeting; and, if you attend the meeting, you may vote your shares in person.

If your proxy is received in time for the meeting, it will be voted in the manner specified by you in the proxy. If you do not specify a choice, the proxy will be voted as indicated in the form of proxy.

We will bear the expense of soliciting proxies in the accompanying form. Solicitations will be by mail, and our directors, officers and regular employees may solicit proxies personally or by telephone, telegram or special letter. Our directors, officers and regular employees will receive no compensation in connection with the solicitation of proxies. We will also employ D. F. King & Co., 48 Wall Street, New York, New York 10005, to assist in soliciting proxies for a fee of $8,500 plus related out-of-pocket expenses.

Only holders of record of HEICO Common Stock, $0.01 par value per share (“Common Stock”), and Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), as of the close of business on January 21, 2011 will be entitled to vote at the meeting. On that date, there were outstanding 13,252,034 shares of Common Stock, each entitled to one vote, and 19,935,679 shares of Class A Common Stock, each entitled to 1/10th vote per share.

Voting Requirements

The presence, in person or by proxy, of the holders of a majority of the voting power of the shares of all classes of HEICO’s common stock entitled to vote shall constitute a quorum at the Annual Meeting. If a quorum is present, the affirmative vote of a majority of the voting power of the shares of all classes of HEICO’s common stock represented in person or by proxy at the Annual Meeting and entitled to vote on all subject matter put forward at the meeting, as detailed in the Notice of Annual Meeting of Shareholders dated February 17, 2011.

A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter (“non-voted shares”). This could occur, for example, when a broker is not permitted to vote shares held in “street name” on certain matters in the absence of instructions from the beneficial owner of the shares. Non-voted shares with respect to a particular matter will be counted for purposes of determining the presence of a quorum but will not be counted as shares present and entitled to vote on such matter for purposes of voting, and therefore, will have no effect on matters brought to a vote at the Annual Meeting. Under New York Stock Exchange rules, a broker does not have the discretion to vote on the election of directors, an advisory vote on executive compensation or an advisory vote on the frequency of future advisory votes on executive compensation. Shares voted to abstain as to a particular matter and directions to “withhold authority” to vote for directors, will be counted for purposes of determining the presence of a quorum and will be counted as present and entitled to vote with respect to such matter for purposes of voting, and therefore, will have the effect of votes against the matters brought to a vote at the Annual Meeting.

Under the terms of the HEICO Savings and Investment Plan (“Plan”), all shares allocated to the accounts of participating employees will be voted or not voted by the trustee of the Plan as directed by written instructions from the participating employees, and allocated shares for which no instructions are received and all unallocated shares will be voted by the trustee of the Plan in the same proportion as the shares for which instructions are received. Voting instruction cards are being mailed to all participants in the Plan. If a participant also owns shares outside the Plan, the participant must return both the proxy card and the voting instruction card as indicated on those cards in order to cause all of their shares to be voted in accordance with their instructions. To be assured that the trustee will receive voting instruction cards on a timely basis, voting instruction cards for shares in the Plan must be duly signed and received no later than March 21, 2011. The total number of shares in the Plan as of the record date represents approximately 5.3% of the voting power of all classes of common stock outstanding as of the record date and entitled to vote at the Annual Meeting.

Internet Availability of Proxy Materials and Annual Report

This Proxy Statement and our 2010 Annual Report are also available on our web site at www.heico.com under the heading “Investors.” Our web site does not constitute a part of the Proxy Statement.

VOTING SECURITIES OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of HEICO Common Stock and Class A Common Stock by (i) each person who is known to us to be the beneficial owner of more than 5% of the outstanding Common Stock or Class A Common Stock; (ii) the Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers; (iii) each current member of the Board of Directors and director nominees; and (iv) all current directors and executive officers of the Company as a group. Information regarding our executive officers and directors is as of January 21, 2011 and information regarding certain other 5% shareholders is as of the date indicated in the corresponding footnote. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock and Class A Common Stock shown as being beneficially owned by them.

	Shares Beneficially Owned (2)
	Common Stock		Class A Common Stock
Name and Address of Beneficial Owner (1)	Number	Percent	Number	Percent

(a) Certain beneficial owners:
Mendelson Reporting Group (3)	2,180,007	15.77%	464,686	2.32%
Dr. Herbert A. Wertheim (4)	1,420,220	10.72%	1,415,245	7.10%
Royce & Associates, LLC (5)	1,056,400	7.97%	2,174,405	10.91%
Columbia Wanger Asset Management, LLC (6)	―	―	2,091,445	10.49%
BlackRock, Inc. (7)	1,070,125	8.08%	―	―
T. Rowe Price Reporting Group (8)	―	―	1,388,962	6.97%
Wasatch Advisors, Inc. (9)	―	―	1,213,280	6.09%
JPMorgan Chase & Co. (10)	772,364	5.83%	―	―
Rene Plessner Reporting Group (11)	675,621	5.10%	―	―

(b) Directors:
Adolfo Henriques (12)	―	―	―	―
Samuel L. Higginbottom	―	―	2,578	*
Mark H. Hildebrandt (13)	―	―	4,142	*
Wolfgang Mayrhuber (14)	23,828	*	22,895	*
Eric A. Mendelson (15)	532,185	3.92%	206,250	1.03%
Laurans A. Mendelson (16)	1,180,243	8.91%	191,044	*
Victor H. Mendelson (17)	467,579	3.47%	227,664	1.14%
Mitchell I. Quain (18)	―	―	1,523	*
Dr. Alan Schriesheim (19)	91,478	*	124,658	*
Frank J. Schwitter	1,600	*	1,981	*

(c) Executive officers listed in Summary Compensation Table who are not directors:
Thomas S. Irwin (20)	271,428	2.03%	83,416	*
William S. Harlow (21)	150	*	121	*

All directors and executive officers as a group (12 persons) (22)	2,568,491	18.29%	866,272	4.30%

All directors, executive officers, the HEICO Savings and Investment Plan and the Mendelson Reporting Group as a group (23)	3,217,507	22.91%	1,290,419	6.40%

*	Represents ownership of less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner identified is c/o HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021.

(2)
The number of shares of Common Stock and Class A Common Stock deemed outstanding as of January 21, 2011 includes (i) 13,252,034 shares of Common Stock; (ii) 19,935,679 shares of Class A Common Stock; and (iii) shares issuable upon exercise of stock options held by the respective person or group which are presently exercisable or which may be exercised within 60 days after January 21, 2011 as set forth below. Pursuant to the rules of the Securities and Exchange Commission, presently exercisable stock options and stock options that become exercisable within 60 days are deemed to be outstanding and beneficially owned by the person or group for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)
The Mendelson Reporting Group consists of Laurans A. Mendelson; Eric A. Mendelson; Victor H. Mendelson; Mendelson International Corporation, a corporation whose stock is owned solely by Eric and Victor Mendelson and whose Chairman of the Board is Laurans A. Mendelson; LAM Limited Partners, a partnership whose sole general partner is a corporation controlled by Arlene Mendelson, the wife of Laurans A. Mendelson; LAM Alpha Limited Partners, a partnership whose sole general partner is a corporation controlled by Laurans A. Mendelson; EAM Management Limited Partners, a partnership whose sole general partner is a corporation controlled by Eric A. Mendelson; VHM Management Limited Partners, a partnership whose sole general partner is a corporation controlled by Victor H. Mendelson; and the Victor H. Mendelson Revocable Investment Trust, whose grantor, sole presently vested beneficiary and trustee is Victor H. Mendelson. Includes 568,750 shares of Common Stock and 62,502 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 21, 2011. See Notes (15), (16) and (17) below. The address of the Mendelson Reporting Group is 825 Brickell Bay Drive, 16th Floor, Miami, Florida 33131.

(4)	Based on information in Dr. Wertheim’s latest filing dated March 7, 1995. The address of Dr. Wertheim is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5)
Based on information in Schedule 13G/As filed on January 13, 2011, reflects 1,056,400 shares of Common Stock and 2,174,405 shares of Class A Common Stock held in portfolios of certain mutual funds and/or institutional accounts managed by Royce & Associates, LLC, a registered investment advisor. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.

(6)
Based on information in a Schedule 13G/A filed on February 10, 2011, all shares are beneficially owned by Columbia Wanger Asset Management, LLC, an investment advisor. The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(7)
Based on information in a Schedule 13G/A filed on February 4, 2011, all shares are beneficially owned by BlackRock, Inc., a parent holding company, and on behalf of its wholly owned subsidiaries (i) BlackRock Japan Co. Ltd; (ii) BlackRock Institutional Trust Company, N.A.; (iii) BlackRock Fund Advisors; (iv) BlackRock Advisors, LLC; (v) BlackRock Investment Management, LLC; and (vi) BlackRock International Limited. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(8)
Based on information in a Schedule 13G/A filed on February 9, 2011, all shares are beneficially owned by T. Rowe Price Associates, Inc., a registered investment advisor, filing jointly on behalf of T. Rowe Price New Horizons Fund, Inc., a registered investment company. The address of T. Rowe Price Reporting Group is 100 East Pratt Street, Baltimore, Maryland 21202.

(9)
Based on information in a Schedule 13G/A filed on February 14, 2011, all shares are beneficially owned by Wasatch Advisors, Inc., a registered investment advisor. The address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

(10)
Based on information in a Schedule 13G/A filed on January 24, 2011, by JPMorgan Chase & Co., a parent holding company, and on behalf of its wholly owned subsidiaries (i) JPMorgan Chase Bank, National Association; (ii) J.P. Morgan Investment Management Inc.; and (iii) JPMorgan Trust Company of Delaware. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017.

(11)
Based on information in a Schedule 13D/A dated February 24, 2002 filed by Mr. Plessner individually and as sole Trustee for the Rene Plessner Associates, Inc. Profit Sharing Plan. Reflects 133,909 shares of Common Stock held by Mr. Plessner and 541,712 shares of Common Stock held by the Rene Plessner Associates, Inc. Profit Sharing Plan, an employee profit sharing plan of Rene Plessner Associates, Inc., an executive search company. The address of Rene Plessner Reporting Group is 200 East 74th Street, Penthouse A, New York, New York 10021.

(12)	Mr. Henriques is a director nominee standing for election for the first time at the 2011 Annual Meeting.

(13)	Represents shares of Class A Common Stock held by the HEICO Leadership Compensation Plan and allocated to Mark H. Hildebrandt’s account.

(14)
Includes 12,500 shares of Common Stock and 1,250 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 21, 2011. Also includes 1,641 shares of Common Stock and 6,475 shares of Class A Common Stock held by the HEICO Leadership Compensation Plan, and 2,758 shares of Class A Common Stock held in a non-qualified deferred compensation plan, both allocated to Wolfgang Mayrhuber’s accounts.

(15)
Includes 80,136 shares of Class A Common Stock held by Mendelson International Corporation; 102,950 shares of Common Stock held by EAM Management Limited Partners; 334,375 shares of Common Stock and 31,251 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 21, 2011; 26,622 shares of Common Stock and 24,551 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Eric A. Mendelson’s account; and 1,187 shares of Common Stock and 1,367 shares of Class A Common Stock owned by Eric A. Mendelson’s children. See Note (3) above.

(16)
Laurans A. Mendelson disclaims beneficial ownership with respect to 80,136 shares of Class A Common Stock, which are held in the name of Mendelson International Corporation and 49,684 shares of Common Stock and 16,283 shares of Class A Common Stock, which were donated to and are presently held by the Laurans A. and Arlene H. Mendelson Charitable Foundation, Inc., of which Mr. Mendelson is President. Includes 1,130,559 shares of Common Stock and 94,625 shares of Class A Common Stock held solely by Mr. Mendelson or LAM Limited Partners or LAM Alpha Limited Partners. See Notes (3), (15) and (17).

(17)
Includes 80,136 shares of Class A Common Stock held by Mendelson International Corporation; 45,225 shares of Common Stock held by VHM Management Limited Partners; 7,552 shares of Common Stock and 2,220 shares of Class A Common Stock held by the Victor H. Mendelson Revocable Investment Trust; 234,375 shares of Common Stock and 31,251 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 21, 2011 of which 200,000 shares of Common Stock subject to stock options are held by the Victor H. Mendelson Revocable Investment Trust; 21,950 shares of Common Stock and 20,114 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Victor H. Mendelson’s account; and 1,250 shares of Common Stock and 3,339 shares of Class A Common Stock owned by Victor H. Mendelson’s children. See Note (3) above.

(18)
Represents shares of Class A Common Stock held by the HEICO Leadership Compensation Plan and allocated to Mitchell I. Quain’s account. Mr. Quain is not standing for re-election at the 2011 Annual Meeting.

(19)
Includes 91,478 shares of Common Stock and 119,745 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 21, 2011, and includes 2,750 shares of Class A Common Stock held by the estate of Dr. Schriesheim’s wife.

(20)
Includes 118,751 shares of Common Stock and 39,750 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 21, 2011; 68,215 shares of Common Stock held by the Irwin Family Irrevocable Trust, whose trustee is Thomas S. Irwin’s daughter; and 44,462 shares of Common Stock and 41,566 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Thomas S. Irwin’s account.

(21)	All shares are held by the HEICO Savings and Investment Plan and allocated to William S. Harlow’s account.

(22)
Includes 791,479 shares of Common Stock and 223,247 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 21, 2011. The total for all directors and executive officers as a group (12 persons) also includes 93,184 shares of Common Stock and 86,352 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to accounts of the executive officers pursuant to the Plan.

(23)
Includes 2,180,007 shares of Common Stock and 464,686 shares of Class A Common Stock owned by the Mendelson Reporting Group and 742,200 shares of Common Stock and 670,771 shares of Class A Common Stock held by the HEICO Savings and Investment Plan of which 710,350 shares of Common Stock and 590,971 shares of Class A Common Stock are allocated to participants in the Plan, including 93,184 shares of Common Stock and 86,352 shares of Class A Common Stock allocated to the directors and executive officers as a group, and of which 31,850 shares of Common Stock and 79,800 shares of Class A Common Stock are unallocated as of January 21, 2011.

PROPOSAL TO ELECT DIRECTORS
(Proposal No. 1)

Each of the nine individuals named in the table below has been nominated by our Board of Directors for election to the Board of Directors at the Annual Meeting to serve until the next Annual Meeting or until his successor is elected and qualified. Each nominee is standing for re-election, except for Mr. Henriques who is standing for election for the first time. Mr. Henriques will be replacing Mr. Quain as a member of the Board of Directors. After identification by members of the Nominating and Corporate Governance Committee based on their personal knowledge of Mr. Henriques’ business experience, a screening process conducted by the Committee, and upon the Committee’s recommendation, the Board of Directors nominated Mr. Henriques to be eligible for election to the Board of Directors on March 28, 2011. The Board of Directors has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

Name	Age	Corporate Office or Position	Director Since

Adolfo Henriques	57	Director	-
Samuel L. Higginbottom	89	Director	1989
Mark H. Hildebrandt	54	Director	2008
Wolfgang Mayrhuber	63	Director	2001
Eric A. Mendelson	45	Co-President and Director; President and Chief	1992
		Executive Officer of HEICO Aerospace
		Holdings Corp.
Laurans A. Mendelson	72	Chairman of the Board; Chief Executive	1989
		Officer; and Director
Victor H. Mendelson	43	Co-President and Director; President and Chief	1996
		Executive Officer of HEICO Electronic
		Technologies Corp.
Dr. Alan Schriesheim	80	Director	1984
Frank J. Schwitter	77	Director	2006

Business Experience of Nominees

Adolfo Henriques is Vice Chairman, President and COO of Gibraltar Private Bank and Trust, the largest private banking and wealth management company headquartered in Miami. From 2008 until 2010, Mr. Henriques was Vice Chairman of The Related Group, a privately-held, leading builder of luxury condominiums and multi-family real estate developments. From 2005 until its sale in December 2007, Mr. Henriques was Chairman, President and Chief Executive Officer of NYSE-listed Florida East Coast Industries. He had served on the board of the company since 1998 and had been Chairman of their Audit Committee and a member of their Governance Committee. From 1998 until 2005, he served as Chief Executive Officer of the South Region for Regions Bank (and its predecessor Union Planters Bank). Prior to joining Regions Bank, Mr. Henriques served in executive capacities at Bank of America’s predecessor banks since 1986, including positions as Chairman of NationsBank in South Florida and Executive Vice President of Barnett Bank. He began his career as a Certified Public Accountant. Mr. Henriques was appointed by the Governor of the State of Florida as Chairman of the Financial Oversight Board for the City of Miami. He also served on the Miami-Dade County Mayor’s Blue Ribbon Task force for Miami International Airport. Mr. Henriques served on the board of directors of Boston Private Financial Holdings, Inc. until February 2011 when he joined Gibraltar Private Bank and Trust. Mr. Henriques also serves on the boards of Intcomex, Inc. and of Medica HealthCare Plans, Inc. and its affiliate, Medica Health Plans of Florida, Inc. Mr. Henriques is the Chairman of the Miami-Dade Cultural Affairs Council.

The Board believes that Mr. Henriques’ broad experience in the banking industry, his history as the CEO of a publicly-held company and his prior board experience will be valuable to the Board’s activities, especially as they pertain to governance, oversight and financial matters. Mr. Henriques is standing for initial election to the Board at the upcoming Annual Meeting in March 2011. Mr. Henriques is considered an “independent” director nominee under New York Stock Exchange rules.

Samuel L. Higginbottom is a retired executive officer of Rolls Royce, Inc. (an aircraft engine manufacturer), where he served as Chairman, President and Chief Executive Officer from 1974 to 1986. He was the Chairman of the Columbia University Board of Trustees from 1982 until September 1989. He was President, Chief Operating Officer and a director of Eastern Airlines, Inc., from 1970 to 1973 and served in various other executive capacities with that company from 1964 to 1969. Mr. Higginbottom was a director of British Aerospace Holdings, Inc., an aircraft manufacturer, from 1986 to 1999 and was a director of AmeriFirst Bank from 1986 to 1991. He is a Trustee Emeritus of St. Thomas University, Miami, Florida. Mr. Higginbottom is considered an “independent” director under New York Stock Exchange rules.

Mr. Higginbottom’s extensive experience in the airline and aviation industries from his years of senior management allow him to add considerable substance to the Board’s discussions and evaluation of the Company’s business, especially in strategic and operational issues and initiatives. The Board also believes Mr. Higginbottom’s lengthy business career provides the Board with an important and stable long term perspective. Due to his deep relationships in the airline and aerospace industries, Mr. Higginbottom has also been instrumental in assisting the Company in establishing important relationships throughout his tenure on the Board.

Mark H. Hildebrandt has been a partner since 2004 in Waldman Hildebrandt Trigoboff Marx & Calnan, P.A., a Miami, Florida-based full-service boutique law firm. He has practiced law continuously for more than 25 years and specializes in corporate and business law and in litigation. Mr. Hildebrandt is also President of the Mount Sinai Medical Center Foundation in Miami Beach, Florida and a current member of the Executive Committee, a current member of the Finance and Investment Committee, a former Chairman of the Finance Committee and a former member of the Audit Committee of the Board of Trustees of the Mount Sinai Medical Center. Additionally, Mr. Hildebrandt formerly served as a member of the Board of Directors of Easter Seals of Miami-Dade County, Florida, and has served in numerous other local civic posts. Mr. Hildebrandt is considered an “independent” director under New York Stock Exchange rules.

Mr. Hildebrandt’s significant legal expertise and other business experience assist the Board in evaluating various matters. Given the Company’s complexity and its global activities, the Board believes Mr. Hildebrandt’s experience in complex commercial litigation, contract and employment disputes and intellectual property helps the Board in minimizing legal exposure, and in so doing, helps protect the Company’s and its shareholders’ interests. Mr. Hildebrandt’s experience as a member of the board and related committees for other companies enhances his ability to navigate Board matters.

Wolfgang Mayrhuber was elected to our Board of Directors in 2001 after serving as Advisor to the Board of Directors of the Company since 1997. Mr. Mayrhuber served as Chairman of the Executive Board and Chief Executive Officer of Deutsche Lufthansa AG (“Lufthansa”) from June 2003 until December 2010. He has served with Lufthansa since 1970, and has held various senior management positions for the maintenance and overhaul of aircraft, components and engines. In 1992, Mr. Mayrhuber was appointed Executive Vice President and Chief Operating Officer Technical at Lufthansa. In 1994, he became Chairman of the Executive Board of Lufthansa Technik AG. In 2001, Mr. Mayrhuber was appointed to the Executive Board of Deutsche Lufthansa AG. He is also a member of the supervisory boards of BMW AG, Eurowings Luftverkehrs AG and a number of Lufthansa affiliates. In 2010, Mr. Mayrhuber was elected as a member of the Board of Directors of UBS Group, and in 2011, he was elected Chairman of the Supervisory Board of Infineon Technologies AG. Mr. Mayrhuber is considered an “independent” director under New York Stock Exchange rules.

Mr. Mayrhuber has over 40 years of multi-faceted experience in the global airline and aircraft maintenance industries. His senior leadership history at Lufthansa, a global leader in the aviation industry, and his background as a mechanical engineer provide him with deep operational, technical and strategic knowledge that benefits the Board of Directors. In addition to his service on several boards and related committees, Mr. Mayrhuber has significant international business experience, as well as extensive relationships with airlines and aircraft maintenance organizations throughout the world, which experience and relationships are important to the Board.

Eric A. Mendelson has been an employee of the Company since 1990, serving in various capacities. Mr. Mendelson has served as our Co-President since October 2009 and served as our Executive Vice President from 2001 through September 2009. Mr. Mendelson also serves as President and Chief Executive Officer of HEICO Aerospace Holdings Corp., a subsidiary of HEICO, since its formation in 1997 and President of HEICO Aerospace

Corporation since 1993. Mr. Mendelson is a co-founder, and, since 1987, has been Managing Director of Mendelson International Corporation, a private investment company, which is a shareholder of HEICO. In addition, Mr. Mendelson is a member of the Advisory Board of Trustees of Mount Sinai Medical Center in Miami Beach, Florida and a member of the Board of Trustees of Ransom Everglades School in Coconut Grove, Florida, as well as a member of the Board of Directors of the Columbia College Alumni Association. Eric Mendelson is the son of Laurans Mendelson and the brother of Victor Mendelson. Eric Mendelson is considered an “inside” director under New York Stock Exchange rules.

As the principal architect of the Company’s parts development program since its commencement in 1992, Eric Mendelson has unique knowledge in the FAA-approved aircraft replacement parts industry which the Company pioneered under his leadership. Mr. Mendelson is well versed in the marketplace for the Company’s products and he has deep experience with the Company’s Team Members, customers and shareowners. His more than 20 years of progressive experience with running and growing the business render him a valuable resource to the Board. Eric Mendelson and his family are significant Company shareholders.

Laurans A. Mendelson has served as our Chairman of the Board since December 1990. He has also served as our Chief Executive Officer since February 1990 and served as our President from September 1991 through September 2009. Mr. Mendelson serves on the Board of Governors of the Aerospace Industries Association (“AIA”) in Washington D.C., of which HEICO is a member. He is also former Chairman of the Board of Trustees, former Chairman of the Executive Committee and a current member of the Society of Mount Sinai Founders of Mount Sinai Medical Center in Miami Beach, Florida. In addition, Mr. Mendelson is a Trustee Emeritus of Columbia University in The City of New York, where he previously served as Trustee and Chairman of the Trustees’ Audit Committee. Mr. Mendelson is a Certified Public Accountant. Laurans Mendelson is the father of Eric Mendelson and Victor Mendelson. Laurans Mendelson is considered an “inside” director under New York Stock Exchange rules.

The Board believes that Mr. Mendelson’s 20 plus years of solid and successful leadership of the Company, his demonstrated expertise and vast experience in the aerospace and electronic technologies industries and his background in finance, accounting and audit, make him ideally suited to serve on the Board. The impact of Mr. Mendelson’s investment and acquisition acumen has led directly to the significant growth of the company since 1990; he has a unique ability to recognize and capitalize on growth opportunities at the opportune time. Laurans Mendelson and his family are significant Company shareholders.

Victor H. Mendelson has been associated with the Company since 1990, serving in various capacities. Mr. Mendelson has served as our Co-President since October 2009 and served as our Executive Vice President from 2001 through September 2009. Mr. Mendelson also serves as President and Chief Executive Officer of HEICO Electronic Technologies Corp., a subsidiary of HEICO, since its formation in September 1996. He served as General Counsel of the Company from 1993 to 2008 and Vice President of the Company from 1996 to 2001. In addition, Mr. Mendelson was the Chief Operating Officer of the Company’s former MediTek Health Corporation subsidiary from 1995 until its profitable sale in 1996. Mr. Mendelson is a co-founder, and, since 1987, has been President of Mendelson International Corporation, a private investment company which is a shareholder of HEICO. He is a member of the Board of Visitors of Columbia College in New York City, a Trustee of St. Thomas University in Miami Gardens, Florida and is President of the Board of Directors of the Florida Grand Opera. Victor Mendelson is the son of Laurans Mendelson and the brother of Eric Mendelson. Victor Mendelson is considered an “inside” director under New York Stock Exchange rules.

The Board believes that Mr. Mendelson’s experience and expertise, garnered by serving the Company in a variety of progressive roles over the past 20 years, make him uniquely qualified to serve on the Board because he understands the Company’s operations and strategy very well. As the founder of the Company’s Electronic Technologies Group, he has extensive knowledge and experience in the electronic technologies and defense segments of the business, which have experienced significant growth under his stewardship. Further, as the Company’s General Counsel for 18 years, he is familiar with the Company’s matters, including contractual relationships and the Company’s numerous acquisitions. Victor Mendelson and his family are significant Company shareholders.

Dr. Alan Schriesheim is retired from the Argonne National Laboratory, where he served as director from 1984 to 1996, and currently holds the distinction of Director Emeritus. From 1983 to 1984, he served as Senior Deputy Director and Chief Operating Officer of Argonne. From 1956 to 1983, Dr. Schriesheim served in a number of capacities with Exxon Corporation in research and administration, including positions as General Manager of the Engineering Technology Department for Exxon Research and Engineering Co. and director of Exxon’s Corporate Research Laboratories. Dr. Schriesheim is also a member of the Board of the Children’s Memorial Hospital of Chicago, Illinois and is the President and Co-Founder of the Chicago Council on Science and Technology. Dr. Schriesheim is considered an “independent” director under New York Stock Exchange rules.

Dr. Schriesheim has deep experience and is accomplished in business, science and technology. His background in senior management of organizations involved with advanced technological developments and as an advocate for continuous technology development are important to the Board’s evaluation of the Company’s operations and potential acquisitions. The Board believes that Dr. Schriesheim’s international business experience through numerous economic cycles provides the Board with a stable perspective which is useful in navigating complex business judgments.

Frank J. Schwitter has been engaged principally as a consultant for law and accounting firms since 1998. From 1996 to 1998, Mr. Schwitter served as Senior Business Advisor and Technical Consultant to Prasetio Utomo & Co. in Indonesia. Prior to 1996, Mr. Schwitter served 38 years with Arthur Andersen LLP, where he was a partner and the Managing Director of the Firm’s International Business Program from 1982 to 1996. Mr. Schwitter also served as an officer and director of a number of business organizations including the Foreign Policy Association, the Business Council for International Understanding, Council of the Americas, the Long Island Association of Business and the Huntington Chamber of Commerce. From 1998 to 2003, Mr. Schwitter served on the Technical Standards Committee of the American Institute of Certified Public Accountants (“AICPA”) and he remains a member of the AICPA. Mr. Schwitter is a Certified Public Accountant in New York State. Mr. Schwitter is considered an “independent” director under New York Stock Exchange rules.

Mr. Schwitter brings to the Board a wealth of knowledge in finance and accounting at both the domestic and international levels. His prior experience as a partner of one of the largest accounting firms at that time, has provided him with a solid foundation from which to assess and advise on the Company’s internal controls, financial strategy, financial reporting and interactions with the Company’s independent auditors. His strong leadership skills, acquired during many years of senior management are a complement to the Board’s composition.

Board Leadership Structure

Within the Board’s purview is the determination as to whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separate. HEICO believes a combined role of Chairman of the Board and Chief Executive Officer, along with Board Committees that are chaired by independent directors (with the exception of the Executive Committee chaired by Mr. Laurans Mendelson) is the appropriate leadership structure for the Company at this time, and is one that provides exceptional value to HEICO and its shareholders. Mr. Mendelson has vast expertise in the aerospace, defense and electronics industries and a proven track record of successful leadership, as evidenced by strong returns on HEICO stock in the past 20 years, even though the period saw several economic downturns. The combined role fosters open communication between the Board and management team, provides both groups with unified leadership and promotes efficient development and execution of the Company’s strategic plan.

The independent directors meet at least once per year in an executive session. The independent directors elect a presiding director to act as the lead independent director for each executive session among the chairs of the committees of the Board on a rotating basis.

Board Risk Oversight

While the Company’s management team takes primary responsibility for risk management, the Board plays a large role in the oversight, evaluation and strategy for handling the material risks facing the Company. The risk environment in which HEICO currently operates includes a variety of risks, both financial and operational, some of which may manifest themselves in unforeseen ways, which may affect our ability to anticipate, fully comprehend, mitigate or respond to them. At regular intervals HEICO’s management team presents the Board with reports on the status of critical risks that are currently affecting or have the potential to impact the business. These reports are designed to provide the Board with timely identification of the nature of any risks, so they may respond appropriately.

The Board addresses risk management at both the full Board and Committee levels. The full Board oversees risks that may impact HEICO and its subsidiaries as a whole, with particular emphasis on operational and strategic risk; while each Committee oversees specific areas of risk within its purview. The Finance/Audit Committee is responsible for oversight of HEICO’s financial risks, including the adequacy of internal controls, compliance, financial reporting, and tax positions. To this end, the Finance/Audit Committee meets regularly with the Company’s internal and external auditors to ensure visibility into pending risks and the mitigation of the financial and non-financial impact of these risks. The Nominating and Corporate Governance Committee is responsible for the oversight of the Company’s directorship policies and practices, succession planning and the evaluation and recommendation of qualified board candidates. Other Board committees also consider areas of risk within their particular subject matter, for example, the Compensation Committee considers the areas of risk related to the compensation policy and programs of the Company.

Director Independence

The Board of Directors has determined that Mr. Higginbottom, Mr. Hildebrandt, Mr. Mayrhuber, Mr. Quain (not standing for re-election), Dr. Schriesheim, Mr. Schwitter, Mr. Henriques (a director nominee standing for election for the first time), and Mr. Albert Morrison, Jr. (who passed away in December 2009) have met the standards of independence as set forth in the Company’s Corporate Governance Guidelines, which are consistent with the standards established by the New York Stock Exchange.

The full Board of Directors discussed and reviewed whether each director was “independent” under New York Stock Exchange (“NYSE”) rules. The Board of Directors has used these rules to determine whether each director is independent. These rules state that a director who has a “material” relationship with the Company will be deemed an “inside” or “non-independent” director. As Laurans, Eric and Victor Mendelson are all employed in executive positions with the Company, they are deemed “inside” or “non-independent” directors.

As noted above, until December 2010, Mr. Mayrhuber was Chairman of the Executive Board and Chief Executive Officer of Lufthansa, and remains Chairman of the Executive Board of Lufthansa Technik AG. A Lufthansa subsidiary is a customer of the Company’s Flight Support Group and owns 20% of the Flight Support Group. However, the Company’s sales to Lufthansa and all of its subsidiaries constituted less than 1% of Lufthansa’s consolidated annual revenues, and, in addition, neither Lufthansa nor Mr. Mayrhuber receive any remuneration from the Company other than Mr. Mayrhuber’s standard director fees paid to him for service as a member of the Board of Directors of the Company. As a result, the Board of Directors concluded that Mr. Mayrhuber is an “independent” director under NYSE rules.

As all other members of the Board and their employers lack material relationships with the Company, they are deemed “independent” under NYSE rules. The Board of Directors reviewed and confirmed these conclusions.

Board Committees

The Board of Directors has the following standing committees: an Executive Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, a Finance/Audit Committee, an Environmental, Safety and Health Committee, and a Stock Option Plan Committee. From time to time, special committees for a limited purpose and duration may be established. Committee member appointments to the standing committees are re-evaluated annually and approved by the Board of Directors at its next regularly scheduled meeting that follows the Annual Meeting of shareholders. Information regarding each of the standing committees is as follows:

The Executive Committee has such powers as are delegated by the Board of Directors, which may be exercised while the Board of Directors is not in session, provided such powers are not in conflict with specific powers conferred to other committees or are otherwise contrary to law. Its members consist of Mr. Laurans

Mendelson (Committee Chairman), Mr. Higginbottom, Mr. Mayrhuber and Dr. Schriesheim. The Executive Committee did not convene in fiscal 2010.

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and recommending to the Board qualified individuals to be nominated as directors; makes recommendations concerning committee membership, appointments and director compensation; periodically reviews and recommends to the Board of Directors updates to the Company’s Corporate Governance Guidelines; assists the Board and the Company in interpreting and applying the Company’s Corporate Governance Guidelines and Code of Business Conduct; and oversees the annual evaluation of management and of the Board of Directors. The Nominating and Corporate Governance Committee met two times in fiscal 2010 and its members currently consist of Mr. Higginbottom (Committee Chairman), Mr. Hildebrandt and Dr. Schriesheim. Mr. Hildebrandt was appointed membership to the Nominating and Corporate Governance Committee at the 2010 Annual Meeting to replace Mr. Morrison’s position, who passed away in December 2009. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” in accordance with the New York Stock Exchange’s listing standards.

Prior to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider the existing director’s independence, if required, skills, performance and meeting attendance. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders (see the caption “Shareholder Proposals and Nominations” contained herein). All candidates will be reviewed in the same manner, regardless of the source of recommendation. In evaluating candidates for potential director nomination, the Nominating and Corporate Governance Committee will consider, among other things, candidates that are independent, if required; who possess personal and professional integrity; have good business judgment, relevant experience and skills; and who would be effective as a director in conjunction with the full Board of Directors in collectively serving the long-term interests of our shareholders. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating and Corporate Governance Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background and professional expertise, among other factors.

The Compensation Committee reviews and approves compensation of our officers, key employees and directors. For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see the Compensation Discussion and Analysis section contained herein. In addition, the Compensation Committee reviews and discusses with management the Compensation Discussion and Analysis and based on the review and discussion, recommends its inclusion in the proxy statement. The Compensation Committee met two times in fiscal 2010 and its members currently consist of Mr. Higginbottom (Committee Chairman), Mr. Hildebrandt, and Dr. Schriesheim. Mr. Hildebrandt was appointed membership to the Compensation Committee at the 2010 Annual Meeting to replace Mr. Morrison’s position, who passed away in December 2009. The Board of Directors has determined that each member of the Compensation Committee is “independent” in accordance with the New York Stock Exchange’s listing standards. The report of the Compensation Committee regarding Compensation Discussion and Analysis is contained herein.

The Finance/Audit Committee oversees the quality and integrity of our accounting, auditing, internal control and financial reporting practices, including the appointment, compensation, retention and oversight of the work of our independent auditor. The Finance/Audit Committee also advises the Board of Directors regarding transactions presenting a potential conflict of interest between the Company and any member of the Board of Directors or any executive officer. The Finance/Audit Committee met four times in fiscal 2010 and its members currently consist of Mr. Schwitter (Committee Chairman), Mr. Higginbottom, Mr. Hildebrandt, Mr. Quain (not standing for re-election), and Dr. Schriesheim. Mr. Morrison was Committee Chairman until he passed away in December 2009. The Board of Directors has determined that each member of the Finance/Audit Committee is “financially literate” and “independent” in accordance with the New York Stock Exchange’s listing standards and that Mr. Schwitter is an “audit committee financial expert”, as defined by the Securities and Exchange Commission. The annual report of the Finance/Audit Committee is contained herein.

The Environmental, Safety and Health Committee meets with our senior management and oversees compliance in all matters relating to federal and state environmental, safety and health regulations. The Environmental, Safety and Health Committee met two times in fiscal 2010 and its members consist of Dr.

Schriesheim (Committee Chairman), Mr. Mayrhuber, Mr. Eric Mendelson and Mr. Victor Mendelson. The Environmental, Safety and Health Committee also visits our operating locations on a periodic basis.

The Stock Option Plan Committee administers our stock option plans and has authority to grant options, to determine the persons to whom and the times at which options are granted, and to determine the terms and provisions of each grant. The Stock Option Plan Committee met twice in fiscal 2010 and its members currently consist of Mr. Hildebrandt (Committee Chairman) and Mr. Higginbottom. Mr. Hildebrandt was appointed Committee Chairman of the Stock Option Plan Committee at the 2010 Annual Meeting to replace Mr. Morrison who was Committee Chairman until he passed away in December 2009.

The Nominating and Corporate Governance Committee, Compensation Committee and the Finance/Audit Committee are governed by written charters relating to corporate governance matters. All Board of Directors Committee Charters, Corporate Governance Guidelines, as well as HEICO’s Code of Ethics and Business Conduct are located on HEICO’s web site at www.heico.com.

Board Meetings

During the fiscal year ended October 31, 2010, the Board of Directors held five meetings. Each of the directors attended 75% or more of the meetings of the Board of Directors and committees on which they served in fiscal 2010, with the exception of Mr. Morrison who missed the December 2009 Board of Directors and applicable Committee meetings due to a serious illness prior to passing away later that month. We do not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting of shareholders, but we encourage directors to attend and historically, most have done so. All of the nine members of the Board of Directors attended the 2010 Annual Meeting of Shareholders.

Compensation Committee Interlocks and Insider Participation

Mr. Higginbottom, Mr. Hildebrandt, Dr. Schriesheim, and Mr. Morrison (who passed away in December 2009) served as members of the Compensation Committee during fiscal 2010. No member of the Compensation Committee was an officer or employee of the Company during fiscal 2010 or was formerly an officer of the Company. During the year ended October 31, 2010, none of HEICO’s executive officers served on the board of directors or compensation committee of any other entity whose directors or executive officers served either on HEICO’s Board of Directors or on HEICO’s Compensation Committee.

Compensation of Directors

Effective June 15, 2010, our directors receive an annual retainer of $115,000 and are required to purchase shares of HEICO common stock equivalent to approximately 61% of the annual retainer ($70,000). Prior to June 15, 2010, our directors received an annual retainer of $100,000 and were required to purchase shares of HEICO common stock equivalent to 55% of the annual retainer ($55,000). We accrue the portion of each director’s annual retainer required to purchase shares of HEICO common stock and periodically purchase such shares on behalf of our directors.

Directors are paid a fee of $2,000 for each regular Board of Directors meeting attended and members of committees of the Board of Directors are paid a $7,500 annual retainer for each committee served and $1,200 for attendance at each committee meeting or site visit. In addition, committee chairmen are paid an annual retainer of $2,500 for each committee chaired.

The Directors’ Retirement Plan, which was adopted in 1991 in order to facilitate director retirements and covered our then current directors, was amended as of November 2003 to effectively freeze vested benefits. Three of our current nine directors are covered under the Directors’ Retirement Plan and each will receive annually the average retainer (or $19,000, under the amended terms of the plan) such director was paid during his service as a member of the Board of Directors payable in quarterly installments. At the election of such director, these quarterly payments begin either at age 70 or upon retirement from the Board of Directors and continue for the same period of time that the participant served on the Board of Directors, not to exceed ten years. During fiscal 2010, $8,000 was accrued pursuant to the Directors’ Retirement Plan, while amounts totaling $70,250 were paid, including $18,000 to a retired director and $14,250 to the estate of a deceased director.

Director Compensation Table

The table below summarizes the compensation paid to our non-employee directors during fiscal 2010.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Non-qualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total

Samuel L. Higginbottom	$166,567	$ —	$ —	$19,000	$185,567

Mark H. Hildebrandt	142,867	—	—	—	142,867

Wolfgang Mayrhuber	131,067	—	—	—	131,067

Albert Morrison, Jr. (4)	29,167	—	—	14,250	43,417

Mitchell I. Quain (5)	114,998	—	—	—	114,998

Dr. Alan Schriesheim	172,467	—	—	19,000	191,467

Frank J. Schwitter	131,395	—	—	—	131,395

(1)
No stock options were granted to any non-employee director in fiscal 2010. As of October 31, 2010, each of our non-employee directors held the following number of options (adjusted as necessary for all stock dividends and stock splits): Samuel L. Higginbottom held no options; Mark H. Hildebrandt held no options; Wolfgang Mayrhuber held options for 12,500 shares of Common Stock and 1,250 shares of Class A Common Stock; Dr. Alan Schriesheim held options for 91,478 shares of Common Stock and 119,745 shares of Class A Common Stock; and Frank J. Schwitter held no options.

(2)	There were no above-market or preferential earnings on deferred compensation.

(3)	Represents payments made from the Directors’ Retirement Plan, as described above. The aggregate value of perquisites and other personal benefits is less than $10,000 per non-employee director.

(4)	Mr. Morrison passed away on December 31, 2009.

(5)	Mr. Quain is not standing for re-election.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis should be read in conjunction with the various compensation tables contained elsewhere in this proxy statement. References to our “named executive officers” in this Analysis are to the same persons set forth in the compensation tables.

Compensation Objectives

The Compensation Committee of the Board of Directors (the “Committee”) continued its compensation views and policies from prior years. These policies have, over time, been successful for the Company and its shareholders. We believe that our compensation policies should be simple and should accomplish the three clear objectives listed below. The Committee avoids complicated compensation approaches which seek to incentivize or disincentivize too many different behaviors, which the Committee believes create confusion and may result in unintended consequences, like causing employees to seek short-term profit at the expense of long-term growth or vice versa. The Committee believes that focusing on clear objectives will yield the best results.

Our objectives are:

1.	Compensate our executives fairly;
2.	Motivate our executives to honestly and ethically grow our Company’s revenues, profits, cash flow and market capitalization over time, not just in the short-term; and
3.	Retain our executives and have the ability to attract new ones as needed.

Compensation Overview

The Committee members utilize what they believe is a common sense approach to compensating people. Our approach is not based on applying ornate, theoretical or academic compensation notions, as the Committee does not believe it is possible to formulate a scientific method of accomplishing the objectives set forth above. All of the Committee members have, at various points in their careers, managed businesses and people, and we rely very much on our collective judgment gained in compensating people during our careers.

In applying our judgment to the Company’s named executive officers, we start by considering our interaction and observation of the executives over a 20 year period. Commencing in 1990 when the current management team took over the Company’s operations through October 31, 2010, our sales have grown from $26,239,000 in fiscal 1990 to $617,020,000 in fiscal 2010 and our net income from continuing operations has grown from $1,961,000 to $54,938,000 in fiscal 2010. With the exception of fiscal 2009 following the worldwide economic collapse and the two years following the September 11, 2001 attacks wherein the commercial aviation industry went into an immediate and substantial decline, or periods in which we sold operating businesses for a profit, our sales and income have consistently grown so that our compound annual rate of growth in sales and net income have equaled 17% and 18%, respectively, since 1990. We also note that, during this time, our shareholders have benefited significantly, with a $100,000 investment in HEICO at the time current management took over operation of the business becoming worth approximately $4,300,000 on December 31, 2010.

We have gotten to know well the named executive officers during this period of time and have established confidence in their loyalty to the Company, knowledge of our industry and business acumen. Each such officer has a significant personal financial investment in the Company. We believe that our named executive officers act, and have acted, in the Company’s best interests and that they have struck an appropriate balance between both short and long-term objectives, as seen in the Company’s results. HEICO’s management has, despite frequent urging over the years by third parties, maintained a conservative balance sheet which has proven essential during the recent economic collapse. Management could have focused on immediate gratification through large acquisitions and leverage, but instead they were very careful to take more moderate steps to grow the Company. This continued in both 2009 and 2010, when many companies were forced to shed businesses, yet we were able to acquire successful businesses. As we see the often disastrous consequences of companies that did not follow this conservative approach, we can only conclude that our compensation methods have been appropriate thus far.

It is against the backdrop of these facts that we make our compensation decisions and in which we have established mutual trust with our named executive officers. As part of that relationship, the Committee believes it crucial that the executive officers feel they are being rewarded and recognized for their efforts along with their contributions to our Company’s growth. Historically, during weaker economic times, our named executive officers requested that they not receive salary increases or bonuses, which strengthened our trust in them and serves to confirm our judgment of how they should be compensated.

The Committee’s views continue to be influenced by factors beyond historical performance, such as: the fact that current management has held a significant financial stake in HEICO for many years; other business opportunities available to our executives; amounts and types of compensation which other companies pay to their executives; general economic conditions; and the complexity and risk of the executives’ current jobs. We also note that management has remained with us for a long period of time during which the Company has achieved excellent operating results as set forth in our financial statements, which continues to lead us to the conclusion that our compensation policies are meeting the objectives listed above and are appropriate.

Elements of Compensation

The Committee breaks executive compensation into the following four primary categories:

1.	Base Salary;
2.	Cash Bonus;
3.	Stock Options; and
4.	Retirement-related/Long-term Compensation.

Further, we believe it is appropriate to allow executives certain modest perquisites as discussed below.

Determining Compensation Levels

The Committee has consistently utilized independent, third-party consultants to help us benchmark our compensation views against other companies. Our principal benchmark analysis of executive base salaries and bonuses was assisted by Steven Hall & Partners and was based upon compensation paid to executives at other public companies with some important characteristics which are similar to ours. Twenty-three companies were used for the benchmarks that have similar revenues, market capitalizations, profits or industries to ours, and were selected by the consultants with input from management. The companies used in the benchmark analyses were: AAR Corp., Analogic Corp., Argon ST, Inc., Barnes Group, Inc., BE Aerospace, Inc., CAE, Inc., Ceradyne, Inc., Comtech Telecom Corp., Cubic Corp., Ducommun, Inc., EnPro Industries, Inc., ESCO Technologies, Inc., Esterline Technologies Corp., FLIR Systems, Inc., Franklin Electric Co., Inc., Kaydon Corp., Ladish Co., Inc., Moog, Inc., Teledyne Technologies, Inc., TransDigm Group, Inc., Triumph Group, Inc., Viasat, Inc. and Woodward Governor Co.

The engagement of our independent compensation consultant by the Committee during fiscal 2010 did not raise any conflicts of interest since they provided no additional services to the Company during this period.

Clark Consulting provided the Committee with advice regarding the HEICO Corporation Leadership Compensation Plan (which is further discussed below). Fulcrum Partners provided the Committee with advice on benefits policies generally and conducts actuarial studies for certain benefit plan contributions. All of the consultants retained by the Committee are independent and provide no other services to HEICO.

The Committee does not believe that benchmark studies are the only or even the definitive determinants in establishing compensation. We do believe that benchmarks are useful as a partial fairness test for our compensation levels and to evaluate whether our compensation notions are at least somewhat comparable to those of other companies. Significantly, we are mindful of the fact that most benchmarking studies relate to a company’s size, not necessarily its profitability or profit margins. HEICO’s management has historically focused on our profitability, cash flow and market capitalization in the belief that these ultimately drive shareholder wealth, rather than the size of our Company in revenues or employees relative to other firms. If we were to exclusively follow benchmarks studies, we would pay our executives not for the Company’s income, but principally for its revenue and staff size; we believe that would be flawed because it would not incentivize our management to focus on the factors which we and they believe to be important. When we consider the benchmark data, we believe that our executive management team should be compensated in the higher percentile of companies reviewed because of the factors discussed in the “Compensation Overview” section of this Compensation Discussion and Analysis. The Committee continues to reserve the discretion to ignore or interpret the benchmark data in our judgment. We also note that benchmark data can be flawed due to circumstances unique to other companies in the “peer group” and because there are no companies which exactly match HEICO’s products, size and financial characteristics.

Base Salary

The Committee determines base salary by considering historical pay levels, the benchmark analyses previously discussed, the need to offer our executives a base salary competitive with other income generating opportunities which they might have, and the growth in our sales, income and cash flow. We also take into account other elements of compensation which the Company does not offer to our executives and the compensation elements we do offer which are discussed below (e.g., bonus and retirement/long-term compensation amounts).

Bonus

At the outset of each fiscal year, our executive officers present to the Board of Directors a financial goal or budget for the year. For 2010, despite difficult global economic conditions and knowing it would be very hard to achieve, the executive officers submitted a goal or budget wherein they would be required to attain major sales and income growth during the year. In prior years, our executive officers usually submitted significant growth goals or budgets. Based upon the Committee members’ judgment, we generally believe that executives’ bonuses for meeting our targeted budget should approximate 100% of their base salary. We believe that these bonuses should be scaled somewhat to allow for the possibility of exceeding targets and for falling modestly short of the target. Further, our goal is to provide incentives to management to meet both short and long-term objectives, to be competitive with other income generating opportunities our executives might have, and to treat the executives fairly at all times. Historically, our executive officers have requested that they receive no bonuses in periods where our financial performance failed to meet budgeted goals, even if we grew significantly during the relevant period.

Pursuant to our incentive plan which complies with Section 162(m) of the Internal Revenue Code (the “Code”) previously approved by our shareholders, the Committee in December 2009 established a minimum and maximum target bonus level for each of the named executives for fiscal 2010. Our net income target for fiscal 2010 was $53,500,000, which reflects a 20% increase over fiscal 2009 net income. Recognizing that any increase in net income deserves recognition, but that lower than targeted net income deserves less than the full targeted bonus, the Committee allowed for reduction of the bonus from target by 2.5% for every percent that net income was below the target. Conversely, if net income were greater than targeted, the executives’ bonuses could be increased by 2.5% for every percentage point increase in actual net income above the targeted amount. Please see our “Grants of Plan-Based Awards” table below for our threshold, target, and maximum award levels under the incentive plan.

Since our net income in fiscal 2010 was $54,938,000 versus targeted net income of $53,500,000, our actual net income exceeded the targeted amounts necessary for payments and, accordingly, the incentive compensation set forth in the compensation tables below were paid to the named executive officers. The targets were not changed during the year.

Among the other factors which the Committee reviews and considers before setting targets are benchmark and other data provided by the compensation consultants. We also note that numerous other management-level employees at HEICO are offered bonus opportunities equal to 100% or more of their base salary if their operations meet certain targets.

Retirement-related/Long-term Compensation

Since 1986, HEICO has offered a 401(k) Plan to nearly all of our employees, including our executive officers. As of October 31, 2010, over 2,200 current and former employees participated in our 401(k) Plan. Under this plan, which is available to all eligible employees, including both non-executives and executive employees, our employees may elect to defer a portion of their cash compensation into an account within the Plan, which amount is then matched at a certain rate by HEICO in cash or HEICO shares. Based upon a recommendation by management, the Committee approves the matching rate for each of our subsidiaries and the full Board ratifies that rate. As has been the case in past years, in 2010 Federal tax laws limited the permitted benefits to our named executive officers in the plan to a matching rate that was actually less than most of our other employees. Accordingly, our executive officers were not able to receive the maximum possible percentage benefits available to many other employees under the plan.

As we discussed in last year’s Compensation Discussion and Analysis, the Board approved the HEICO Corporation Leadership Compensation Plan (the “LCP”) in 2006 which is qualified under Section 409A of the Internal Revenue Code.

The LCP is available to more than 100 HEICO employees. It provides that the participating employees may contribute a portion of their compensation to the LCP and that HEICO will match those contributions at a specified fraction of the employee’s contribution. The matching rate is established by the Committee and ratified by the Board of Directors. In addition, the Committee and Board retain discretion to contribute additional amounts to each participant’s account in the LCP.

The Committee believes that its executive officers should generate sufficient retirement funds to ensure that they are not focused on alternative business activities to supplement their incomes. The Committee also wants HEICO to remain competitive with compensation offered by other employers and it wishes to demonstrate good faith to our executive officers by proactively offering the officers benefits, which are typical in the industry or common among benchmarked companies, before they have to ask for the benefits themselves. We believe this fosters an environment of trust between the Board of Directors and the executive officers.

As was the case in fiscal 2009, in fiscal 2010 we made the contributions set forth in the compensation tables corresponding to the named executive officers in an effort to “catch up” for retirement benefits not offered to them prior to fiscal 2007. The recommendations from our compensation consultants utilized in part to determine benefits levels were based on the years of service by the executives to HEICO, their ages and their statistically estimated proximity to retirement. Based upon the recommendations of the Committee’s compensation consultants, the contributions to the accounts of Laurans A. Mendelson and Thomas S. Irwin were substantially larger than those paid to the other named executive officers.

Perquisites

For more than 20 years we have offered either automobiles or automobile allowances to our executive officers, and certain other executives who utilize their automobiles, at least in part, for Company business. To the extent that they use the automobiles for non-Company business, they receive a personal benefit. In addition, we pay for life insurance for some of our executive officers consistent with past practices. Under our Aircraft Utilization Policy, executive officers who utilize corporate-sponsored aircraft for an exclusively personal, non-Company business use pay the incremental direct hourly operating charges for that use unless otherwise prohibited by law. The Aircraft Utilization Policy allows executive officers to bring family and others on business and other flights aboard corporate aircraft. In fiscal 2010, executive officers who utilized corporate-sponsored aircraft for exclusively personal purposes in which no Company business was involved paid the incremental direct hourly operating costs (including fuel surcharges, landing fees, segments fees and federal excise taxes) directly to the aircraft operator for such use.

The Committee’s benchmarking analyses and own experience have led the Committee to conclude these types and amounts of perquisites to be appropriate and customary for executive officers with many other companies.

Stock Options

Throughout the 1990s and until 2003, we regularly awarded stock options to our employees, including the named executive officers. The Committee believed and still believes that stock option awards align the shareholders’ and option holders’ interests because option-holders receive no gain from their options unless shareholders benefit from an increase in HEICO share prices. Some executives have informed the Committee that stock options are very important considerations in their career choices and both they and the Committee feel that it is critical to provide this linkage to stock performance, which linkage does not use the Company’s cash (except for tax payments when shares of the Company’s common stock are surrendered upon exercise in lieu of tax payments).

Since 1990, the combined value of our classes of common stock increased by 4,238%, or approximately 21% compounded per annum, through December 31, 2010, so that our executives who received stock options during that period gained wealth, while our shareholders also gained wealth.

For over six years, since 2003, we did not award any stock options to our named executive officers due to governmentally-mandated accounting treatment changes for stock options and in recognition of the fact that our executive officers had previously received stock option grants. However, as we mentioned in the prior two years’ Compensation Discussion and Analysis, the Committee was concerned that it had not replaced stock option compensation as a significant long-term incentive attribute and an alignment mechanism for shareholders and management. Accordingly, the Committee awarded options to two named executive officers in fiscal 2009 and 2010.

Management Involvement

The Committee requested that our Chief Financial Officer and our Chief Executive Officer work with our compensation consultants to verify benchmarks on other companies’ practices and, where appropriate, provide updated suggestions for compensation methods. To this extent, the Committee relied on the independent compensation consultants and management to finalize the benchmark indexes and to exchange information. That information is then provided to the Committee, which studies and analyzes it. The Committee directs the involved management to provide further information as the Committee deems appropriate. The Committee retains all discretion over compensation of the Company’s named executive officers.

Other Compensation Issues

As noted at the outset of this report, the Committee believes that it should apply its own judgment and sense of fairness in setting compensation levels; thus it does not use set formulas to allocate between long-term and currently paid out compensation. The Committee believes the same applies to the breakdown between cash and non-cash compensation, as we wish to maintain flexibility to incentivize and recognize management based on our qualitative assessment of their interactions with us and other shareholders.

The Committee evaluates many items of corporate performance in setting its policies and making compensation decisions. Among these are changes in revenues, operating income, and cash flow from operating activities as defined by generally accepted accounting principles, whether the Company met both quantitative and qualitative goals, management’s efforts, management’s work ethic, management’s adherence to corporate policies, management’s ethical conduct, our reputation with various stake holders, the difficulty in managing the business, our historical performance, whether failure to meet any goals was the result of completely external factors or management errors, economic conditions, and other considerations. In view of the Company’s success in fiscal 2010 and with the benefit of having observed the executives, we believe that the above-referenced items were favorably impacted by the executives. This played a role in the Committee’s compensation decisions.

Importantly, however, we do not exclusively consider each executive officer’s contribution to our performance and attempt to break out a value for it. We want to encourage all of our executive officers to work together as a team and to discourage them from considering their contributions individually. Accordingly, we compensate both of our Co-Presidents and our Executive Vice President at the same level and our Chief Executive Officer is compensated at roughly double the rate of those other three persons. We do not specifically analyze the relationship between compensation of our executive officers and other employees (which is sometimes referred to as “pay equity” analyses). Given that we have not had to restate results for which prior compensation decisions have been made, we do not have policies regarding the adjustment or recovery thereof. In the event that such a situation does arise, the Committee will address it as it determines appropriate at that time. The Committee does not separately consider how much compensation amounts are realizable from prior compensation; however, those are factors which the Committee views in the total mix of information when setting compensation. The Committee also considers the impact of our accounting policies on our overall performance in both cash utilization and accounting terms.

We do not require our named executive officers to own specific amounts of HEICO equity securities, but the Committee does take into consideration in the total mix of information the fact that our executive officers hold and have held significant amounts of our equity securities. In addition, our policies direct that, over time, members of HEICO’s Board should purchase HEICO shares equivalent to approximately 61% (55% prior to June 15, 2010) of their annual Board retainer. Three of our named executive officers are members of our Board and all of them have followed that policy. The Committee views ownership of HEICO shares as a commitment to the Company and believes that it should be encouraged.

Executive officers who also serve on the Company’s Board receive compensation for their services as directors commensurate with the independent directors. We believe that this policy, which has been in place for over 20 years, is appropriate given the risks and efforts attendant with service on the Board of Directors.

Compensation Risks

Management and the Compensation Committee have considered and discussed the risks inherent in our business and the design of our compensation plans, policies and programs that are intended to drive the achievement of our business objectives. We believe that the nature of our business, and the material risks we face, are such that the compensation plans, policies and programs we have put in place are not reasonably likely to give rise to risks that would have a material adverse effect on our business. In addition, we believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. Finally, as described in this Compensation Discussion and Analysis, our compensation programs and decisions include qualitative factors which we believe restrain the influence an overly formulaic approach may have on excessive risk taking by management.

Change of Control Payments

The only change of control arrangement we have is a contract entered into in 1988 with Thomas S. Irwin, our Executive Vice President and Chief Financial Officer, whereby, upon a change control (as defined in that agreement), he would receive a lump sum, severance payment equal to two years’ compensation if he is terminated within three years after a change of control. Based on his fiscal 2010 compensation, Mr. Irwin would be eligible to receive $1,986,808 under this agreement. The Committee believes that it would be advisable for the Company to enter into agreements containing non-competition clauses for the named executive officers in the event of a change of control of HEICO. This would facilitate a change of control by reducing the risk of competition for a potential acquirer. The executive officers have been unwilling to enter into such agreements, but the Committee may review the issue with them in the future. In addition, under the LCP, Laurans Mendelson and Thomas Irwin are due to receive lump sum payments of their previously accrued benefits to the LCP upon a change of control. For Laurans Mendelson, the payment would be $5,300,000, and for Thomas Irwin, the payment would be $4,100,000 (as noted, these amounts were earned by prior service to the Company, but not paid to the executives in the past). Accordingly, based upon fiscal 2010 compensation levels, the aggregate of all change of control payments to the named executive officers would be $11,386,808. Of this amount, $7,005,000 has already been accrued and charged against the Company’s earnings and is accrued on our balance sheet for payment at a later date.

The preceding report of the Compensation Committee does not constitute soliciting materials and should not be deemed filed or incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference in any such filing.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on our review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

Respectfully submitted by the Compensation Committee of the Company’s Board of Directors: Samuel L. Higginbottom (Chairman), Mr. Mark H. Hildebrandt and Dr. Alan Schriesheim.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides the compensation earned by our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company or its subsidiaries (collectively, the “Named Executive Officers”) during fiscal 2010, 2009 and 2008:

Name and Principal Position	Fiscal Year	Salary (1,2)	Bonus (1,2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Non-qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total

Laurans A. Mendelson	2010	$973,425	$ —	$ —	$1,126,959	$ —	$972,654	$3,073,038
Chairman of the Board and	2009	960,000	—	—	—	—	938,681	1,898,681
Chief Executive Officer	2008	907,049	—	—	990,683	—	777,058	2,674,790

Thomas S. Irwin	2010	519,178	—	—	586,958	—	727,007	1,833,143
Executive Vice President and	2009	500,000	—	—	—	—	694,947	1,194,947
Chief Financial Officer	2008	471,967	—	—	513,307	—	538,848	1,524,122

Eric A. Mendelson	2010	519,178	—	2,231,050	586,958	—	714,312	4,051,498
Co-President, HEICO Corporation;	2009	500,000	—	2,099,238	—	—	298,894	2,898,132
President and Chief Executive	2008	471,967	—	—	513,307	—	461,026	1,446,300
Officer of HEICO Aerospace
Holdings Corp.

Victor H. Mendelson	2010	519,178	—	2,231,050	586,958	—	722,012	4,059,198
Co-President, HEICO Corporation;	2009	500,000	—	2,099,238	—	—	282,282	2,881,520
President and Chief Executive	2008	471,967	—	—	513,307	—	456,338	1,441,612
Officer of HEICO Electronic
Technologies Corp.

William S. Harlow	2010	200,000	200,000	—	—	—	13,154	413,154
Vice President - Acquisitions	2009	200,000	—	—	—	—	16,000	216,000
	2008	198,402	185,000	—	—	—	15,573	398,975

(1)
At their request, the Company did not increase the salaries of the Named Executive Officers from June 2008 until June 2010. Typically, the Board would have granted merit-based increases in 2009, but none were declared during this 24 month period. At their request, the Named Executive Officers did not receive any incentive compensation, or bonus, in fiscal or calendar 2009. Incentive compensation, or bonus, was paid solely due to the Company’s success in meeting the financial goals set forth by the Board at the start of each Fiscal Year.

(2)
Salary and bonus amounts include amounts deferred by the Named Executive Officers pursuant to the HEICO Corporation Leadership Compensation Plan, a non-qualified deferred compensation plan available to numerous eligible employees, officers and directors. For more information on this plan, see “Non-qualified Deferred Compensation,” which follows below within this Executive Compensation section.

(3)
Amounts stated represent the value of option awards granted to the Named Executive Officers based on the grant date fair value of these awards in fiscal 2010 and 2009 and are the amounts we will likely recognize as compensation expense over each award’s vesting period, which will likely differ from the actual value that may be realized by the Named Executive Officer. The fair values of the option awards were computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used to value these awards are set forth in Note 9, Stock Options, of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

(4)
Represents amounts earned by achievement of performance goals during a specified performance period and consists of payments made under the HEICO Corporation 2007 Incentive Compensation Plan as described within “Grants of Plan-Based Awards,” which follows below within this Executive Compensation Section.

(5)	There were no above-market or preferential earnings on deferred compensation.

(6)
Amounts principally represent contributions to the HEICO Corporation Leadership Compensation Plan, which generally vest over a four year period and are generally paid at retirement. See the following table entitled “All Other Compensation” for an itemized disclosure of this compensation.

		All Other Compensation
Name	Fiscal Year	Director Fees	Insurance Benefits (1)	Company Contributions to HEICO Savings and Investment Plan (2) (a defined contribution retirement plan)	Company Contributions to HEICO Corporation Leadership Compensation Plan (3) (a deferred compensation plan)	Use of Company Car (4)	Perquisites and Other Personal Benefits (5)	Total

Laurans A. Mendelson	2010	$125,667	$47,717	$9,800	$785,547	$3,923	$ —	$972,654
	2009	119,200	43,678	11,950	760,332	3,521	—	938,681
	2008	109,825	42,477	11,400	610,182	3,174	—	777,058

Thomas S. Irwin	2010	—	129,601	9,800	582,939	4,667	—	727,007
	2009	—	117,043	11,950	562,787	3,167	—	694,947
	2008	—	102,511	11,400	420,143	4,794	—	538,848

Eric A. Mendelson	2010	125,567	29,323	9,800	544,765	4,857	—	714,312
	2009	117,900	23,098	11,950	140,187	5,759	—	298,894
	2008	109,725	23,090	11,400	310,143	6,668	—	461,026

Victor H. Mendelson	2010	125,567	27,923	9,800	556,547	2,175	—	722,012
	2009	117,900	21,698	11,950	128,405	2,329	—	282,282
	2008	110,925	21,690	11,400	310,143	2,180	—	456,338

William S. Harlow	2010	—	—	8,077	5,077	—	—	13,154
	2009	—	—	10,000	6,000	—	—	16,000
	2008	—	—	9,625	5,948	—	—	15,573

(1)	Annual life and medical insurance premiums paid by the Company.

(2)	Participation in the HEICO Savings and Investment Plan is available to substantially all employees of the Company.

(3)	For more information on the HEICO Corporation Leadership Compensation Plan, see “Non-qualified Deferred Compensation,” which follows below within this Executive Compensation section.

(4)	Personal use of Company’s vehicle provided to the Named Executive Officer. The Company reports the personal use of such vehicles as part of each Named Executive Officer’s compensation.

(5)
Our Named Executive Officers personally use the Company’s facilities, and from time to time, use tickets for entertainment and other events for personal purposes, and receive occasional secretarial support with respect to personal matters. These perquisites and other personal benefits in aggregate, however, do not exceed $10,000 for any of the Named Executive Officers.

Grants of Plan-Based Awards

The HEICO Corporation 2007 Incentive Compensation Plan (“Incentive Plan”) was approved by our Board of Directors and shareholders in fiscal 2007. The Incentive Plan authorizes the Compensation Committee of the Board of Directors to select participants, designate performance periods, authorize performance awards that may be earned by achievement of performance goals during the performance periods, and set the other terms of performance awards. The following table summarizes certain information with respect to grants of awards to the Named Executive Officers of the Company under our non-equity incentive plans and stock option plans for fiscal 2010.

							All Other
							Option
							Awards:
							Number of	Exercise	Grant Date	Grant Date
			Payouts Under Non-Equity Incentive Plan				Securities	Price of	Closing	Fair Value
	Grant	Share	Awards for Performance at Specified Levels (2)				Underlying	Option	Market	of Option
Name	Date	Class (1)	Threshold	Target	Maximum	Earned	Options (3)	Awards (4)	Price	Awards (5)

Laurans A. Mendelson	—	—	$528,000	$1,056,000	$1,584,000	$1,126,959	—	$ —	$ —	$ —

Thomas S. Irwin	—	—	275,000	550,000	825,000	586,958	—	—	—	—

Eric A. Mendelson	9/13/2010	C	275,000	550,000	825,000	586,958	100,000	41.88	43.80	2,231,050

Victor H. Mendelson	9/13/2010	C	275,000	550,000	825,000	586,958	100,000	41.88	43.80	2,231,050

William S. Harlow	—	—	—	—	—	—	—	—	—	—

(1)	“C” denotes HEICO Common Stock.

(2)
These values represent the threshold, target, and maximum payouts under the Incentive Plan. The actual earned bonus awards under the Incentive Plan were paid at 106.7% of the targeted levels and in accordance with the Incentive Plan because the Company exceeded its targeted net income. Please refer to the “Bonus” section of the Compensation Discussion and Analysis for further information about the Incentive Plan.

(3)	The right of the holder to exercise the options vests at the rate of 20% per year over a period of five years.

(4)
The fiscal 2010 option awards were granted under the 2002 Stock Option Plan which defines the exercise price as the closing price on the trading day immediately preceding the grant date. Accordingly, the exercise price for the September 13, 2010 grants were based on the closing price of HEICO Common Stock as of Friday, September 10, 2010, or $41.88.

(5)
Represents the grant date fair value of option awards granted to the Named Executive Officer in fiscal 2010. See Note (2) to the “Summary Compensation Table” above for additional information on how the fair values were computed.

Outstanding Equity Awards at Fiscal 2010 Year-End

All outstanding option awards are subject to a vesting schedule that provides for the vesting at the rate of 20% per year over the first five years following grant. The following table summarizes information regarding equity-based awards held by our Named Executive Officers as of October 31, 2010. Information has been adjusted as necessary for all stock dividends and stock splits.

		Option	Number of Securities		Option	Option
	Share	Grant	Underlying Unexercised Options		Exercise	Expiration
Name	Class (1)	Date	Exercisable	Unexercisable	Price	Date
Laurans A. Mendelson	—	—	—	—	—	—

Thomas S. Irwin	C	6/17/2002	56,250	—	$9.38	6/17/2012
	C	6/17/2002	6,250	—	$9.29	6/17/2012
	C	3/17/2003	17,833	—	$6.31	3/17/2013
	C	3/17/2003	38,418	—	$6.25	3/17/2013
	CA	6/11/2001	21,000	—	$11.31	6/11/2011
	CA	6/17/2002	5,625	—	$9.38	6/17/2012
	CA	6/17/2002	625	—	$9.29	6/17/2012
	CA	3/17/2003	6,200	—	$4.40	3/17/2013
	CA	3/17/2003	675	—	$4.48	3/17/2013
	CA	3/17/2003	3,841	—	$6.25	3/17/2013
	CA	3/17/2003	1,784	—	$6.31	3/17/2013

Eric A. Mendelson	C	6/11/2001	168,750	—	$11.31	6/11/2011
	C	6/17/2002	56,250	—	$9.38	6/17/2012
	C	6/17/2002	6,250	—	$9.29	6/17/2012
	C	3/17/2003	87,500	—	$6.31	3/17/2013
	C	3/17/2003	59,375	—	$6.25	3/17/2013
	C	9/14/2009	25,000	100,000	$31.59	9/14/2019
	C	9/13/2010	—	100,000	$41.88	9/13/2020
	CA	6/11/2001	35,438	—	$11.31	6/11/2011
	CA	6/17/2002	5,625	—	$9.38	6/17/2012
	CA	6/17/2002	625	—	$9.29	6/17/2012
	CA	3/17/2003	10,313	—	$4.48	3/17/2013
	CA	3/17/2003	8,750	—	$6.31	3/17/2013
	CA	3/17/2003	5,938	—	$6.25	3/17/2013

Victor Mendelson	C	6/11/2001	168,750	—	$11.31	6/11/2011
	C	6/17/2002	56,250	—	$9.38	6/17/2012
	C	6/17/2002	6,250	—	$9.29	6/17/2012
	C	3/17/2003	87,500	—	$6.31	3/17/2013
	C	3/17/2003	59,375	—	$6.25	3/17/2013
	C	9/14/2009	25,000	100,000	$31.59	9/14/2019
	C	9/13/2010	—	100,000	$41.88	9/13/2020
	CA	6/11/2001	35,438	—	$11.31	6/11/2011
	CA	6/17/2002	5,625	—	$9.38	6/17/2012
	CA	6/17/2002	625	—	$9.29	6/17/2012
	CA	3/17/2003	10,313	—	$4.48	3/17/2013
	CA	3/17/2003	8,750	—	$6.31	3/17/2013
	CA	3/17/2003	5,938	—	$6.25	3/17/2013

William S. Harlow	—	—	—	—	—	—

(1)	“C” denotes HEICO Common Stock and “CA” denotes HEICO Class A Common Stock.

Option Exercises During Last Fiscal Year

The following table provides information concerning stock options exercised during fiscal 2010 by our Named Executive Officers. Information has been adjusted as necessary for all stock dividends and stock splits.

		Option Awards
Name	Share Class (1)	Number of Shares Acquired on Exercise	Value Realized on Exercise (2)

Laurans A. Mendelson	—	—	$ —

Thomas S. Irwin	C	100,000	2,891,420

Eric A. Mendelson	C	17,500	395,570
	CA	5,793	88,857

Victor H. Mendelson	C	17,500	395,570
	CA	5,793	88,857

William S. Harlow	—	—	—

(1)	“C” denotes HEICO Common Stock and “CA” denotes HEICO Class A Common Stock.

(2)	Value realized is equal to the fair market value of the Company’s common stock on the exercise date, less the exercise price, multiplied by the number of shares acquired.

Non-qualified Deferred Compensation

The HEICO Corporation Leadership Compensation Plan (“LCP”) was established in fiscal 2006 and is a non-qualified deferred compensation plan that conforms to Section 409A of the Internal Revenue Code. The LCP provides our eligible employees, officers, and directors the opportunity to voluntarily defer base salary, bonus payments, commissions, long-term incentive awards and directors fees, as applicable, on a pre-tax basis. We match 50% of the first 6% of base salary deferred by each participant. While we have no obligation to do so, the LCP also provides us the opportunity to make discretionary contributions to a participant’s account. The discretionary contributions generally vest over a four year period and are generally paid at retirement.

We also sponsor another non-qualified deferred compensation plan (“DCP”), which was available to directors, officers and certain other employees, who elected to defer a portion of their compensation through December 31, 2004. Amounts deferred were immediately vested and invested in individually directed investment accounts. Earnings on such investment accounts, which are maintained by a trustee, accrue to the benefit of the individual, and are included in the column entitled “Aggregate Earnings in Last Fiscal Year” in the table below. We make no contributions to this plan.

Name	Plan	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)

Laurans A. Mendelson	LCP	$49,506	$785,547	$771,808	$ —	$4,204,969
	DCP	—	—	335,246	—	2,635,456
	Total	49,506	785,547	1,107,054	—	6,840,425

Thomas S. Irwin	LCP	26,481	582,939	326,438	—	2,792,461
	DCP	—	—	56,227	—	561,144
	Total	26,481	582,939	382,665	—	3,353,605

Eric A. Mendelson	LCP	26,481	544,765	259,377	—	1,763,885

Victor H. Mendelson	LCP	26,481	556,547	201,382	—	1,676,678

William S. Harlow	LCP	10,154	5,077	8,951	—	368,587

(1)	These amounts are also included in the column entitled “Salary” in the “Summary Compensation Table”.

(2)
Includes discretionary contributions of $760,794, $569,699, $531,525 and $543,307 to Laurans A. Mendelson, Thomas S. Irwin, Eric A. Mendelson, and Victor H. Mendelson, respectively. Amounts also include matching contributions of $24,753, $13,240, $13,240, $13,240 and $5,077 to Laurans A. Mendelson, Thomas S. Irwin, Eric A. Mendelson, Victor H. Mendelson and William S. Harlow, respectively. The aggregate of these contributions is also reported in the column entitled “Company Contributions to HEICO Corporation Leadership Compensation Plan” in the “All Other Compensation” table which supplements the “Summary Compensation Table.”

(3)
These amounts are not “above-market” or “preferential earnings” and therefore are not reported in the “Summary Compensation Table.” The earnings in the LCP for each executive officer reflect investment returns that were generated from self-directed investments by the executive officers of all amounts in the plan held for those executive officers, including contributions by both the Company and the executive officers in the last fiscal year and prior years. All earnings in the DCP for each executive officer reflect investment returns on self-directed investments of compensation deferred into the DCP by each executive officer in prior years. We have never contributed to the DCP and no further deferrals may be made by executive officers to the DCP.

(4)
Of these aggregate balances, the following amounts were reported as compensation to the named executive officer in the Summary Compensation Tables in our previous proxy statements beginning with the fiscal 2007 proxy statement: Laurans A. Mendelson $2,078,159; Thomas S. Irwin $1,443,609; Eric A. Mendelson $807,304; Victor H. Mendelson $795,473; William S. Harlow $391,421.

Potential Payments Upon Termination Following a Change in Control

Thomas S. Irwin and the Company are parties to a key employment termination agreement which provides lump sum, severance pay equal to two years’ compensation and continuation of insurance benefits if Mr. Irwin is terminated within three years after a change of control of the Company (as defined in the key employment termination agreement).

The following table presents payment information regarding termination with cause, involuntary termination without cause, voluntary termination for good reason, voluntary termination without good reason, and death or disability within three years after such a change in control. We prepared the table assuming these events occurred and the employment of Mr. Irwin with HEICO was terminated on the last day of fiscal year 2010, or October 31, 2010. The various amounts listed in this table are estimates only. The actual amounts to be paid can only be determined at the time of Mr. Irwin’s separation from the Company.

	Termination with Cause	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Voluntary Termination without Good Reason	Death or Disability

Severance	$ —	$1,727,607	$1,727,607	$ —	$ —
Insurance Benefits	—	259,201	259,201	—	—

Potential Payments and Benefits Upon a Change in Control

The following table presents estimated payments and benefits from the Company to its Named Executive Officers if a change in control occurred on October 31, 2010, the last day of fiscal 2010.

	Laurans A. Mendelson	Thomas S. Irwin	Eric A. Mendelson	Victor H. Mendelson	William S. Harlow

Non-Equity Incentive Awards (1)	$1,095,000	$1,300,000	$ —	$ —	$ —

(1)
These amounts represent the estimated amounts which would be paid to our Named Executive Officers to fully fund targeted retirement benefits under our LCP for those individuals who have reached retirement age pursuant to approval of our Board of Directors. The actual amounts to be paid upon a change in control can only be determined at the time of a change in control.

The following report of the Finance/Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference in any such filing.

FINANCE/AUDIT COMMITTEE REPORT

The Finance/Audit Committee (the “Audit Committee”) of the Board of Directors is composed entirely of five non-employee directors. The Board of Directors has determined that each member of the Audit Committee is “financially literate” and “independent” in accordance with the New York Stock Exchange’s listing standards and that Mr. Schwitter is an “audit committee financial expert,” as defined by the Securities and Exchange Commission.

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company and such other duties as directed by the Board of Directors. The full responsibilities of the Audit Committee are set forth in its formal written charter, which is available on HEICO’s web site at www.heico.com.

Management is responsible for the Company’s financial reporting process, including establishing and maintaining its internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditor, Deloitte & Touche LLP, is responsible for performing an audit in accordance with standards of the Public Company Accounting Oversight Board (the “PCAOB”) and for expressing an opinion as to whether those financial statements are, in all material respects, presented fairly in conformity with accounting principles generally accepted in the United States of America. Deloitte & Touche LLP is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting based on its audit. The Audit Committee is responsible for monitoring and reviewing these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent auditor. The internal auditors are responsible to the Audit Committee and the Board for testing the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended October 31, 2010 and discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed and considered the independence of Deloitte & Touche LLP with representatives of Deloitte & Touche LLP, reviewing as necessary all relationships and services which might bear on the objectivity of Deloitte & Touche LLP. Deloitte & Touche LLP was provided with full access to the Audit Committee to meet privately and was encouraged to discuss any matter it desired with the Audit Committee or the full Board of Directors.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended October 31, 2010, for filing with the Securities and Exchange Commission.

Respectfully Submitted by the Finance/Audit Committee of the Company’s Board of Directors:
Frank J. Schwitter (Chairman), Samuel L. Higginbottom, Mark H. Hildebrandt, Mitchell I. Quain, and Dr. Alan Schriesheim.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal No. 2)

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the shareholders of HEICO may cast an advisory and non-binding vote at the Annual Meeting in relation to the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This proposal is set forth in the following resolution:

RESOLVED, that the shareholders of HEICO Corporation approve, on an advisory basis, the compensation of its named executive officers, as disclosed in this proxy statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement.

As described more fully in the Compensation Discussion & Analysis, the Compensation Committee believes that our compensation policies, which set forth clear and simple objectives, will yield the best results.

Our objectives are:

1.	Compensate our executives fairly;
2.	Motivate our executives to honestly and ethically grow our Company’s revenues, profits, cash flow and market capitalization over time, not just in the short-term; and
3.	Retain our executives and have the ability to attract new ones as needed.

Our executive compensation program’s success is evidenced by the Company’s strong financial performance for more than 20 years commencing in 1990 when the current management team took over the Company’s operations. Our sales from continuing operations have grown from $26.2 million in fiscal 1990 to $617.0 million in fiscal 2010, a compound annual growth rate of approximately 17%. During the same period, we improved our net income from $2.0 million to $54.9 million, representing a compound annual growth rate of approximately 18%. We also note that, during this time, our shareholders have benefited significantly, with a $100,000 investment in HEICO at the time current management took over operation of the business becoming worth approximately $4,300,000 on December 31, 2010, representing a compound annual growth rate of 21%.

Our executive compensation program is structured to align the interests of our executive officers (who are significant Company shareholders) with those of our other shareholders and to fairly reward them for creating shareholder value and for achieving our business objectives. The Compensation Discussion and Analysis set forth on pages 15 – 20 of this Proxy Statement explain our successful compensation philosophy in great detail.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT IN ACCORDANCE WITH SEC RULES.

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION
(Proposal No. 3)

The Dodd-Frank Act also states that HEICO shareholders may cast an advisory vote on how frequently they would like an advisory vote on the compensation of our named executive officers to be held. This non-binding, advisory vote provides shareholders the opportunity to indicate whether they prefer an advisory vote on named executive officer compensation once every one, two, or three years (or to abstain from voting). We are required under the Dodd-Frank Act to solicit shareholder preferences regarding the frequency of future advisory votes on executive compensation at least once every six years.

Since the current management team took office in 1990, the compound annual return on the Company’s shares was approximately 21% through December 31, 2010, and our growth rate in sales and net income through the end of fiscal 2010 was 17% and 18%, respectively.  The Board has incentivized and rewarded management with a combination of short and long-term pay practices designed to de-emphasize (but not ignore) short-term thinking by management and to focus on mid-term and longer-term results.  An example of this is the Board’s use of stock options which vest over time.

   The Board believes that shareholders should consider our executive compensation, together with our corresponding long-term results, once every three years, as that will promote stability and is consistent with the long-term approach the Board takes in overseeing the business and management.  Our overall long-term success, through periods of both strong and weak economic conditions, as well as through the various cycles and events affecting our industry from time to time, reinforces that the Board’s views are appropriate and in the best interests of our shareholders.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR “THREE YEARS” FOR THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 4)

The Finance/Audit Committee has selected the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2011. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1990.

Shareholder ratification of this selection is not required by our By-laws or otherwise. However, the Finance/Audit Committee and full Board of Directors are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate governance. If the shareholders do not ratify the selection, the Finance/Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Finance/Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting on March 28, 2011. The representatives will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 31, 2011.

Principal Accounting Firm Fees

The following table presents the aggregate fees billed to the Company by Deloitte & Touche LLP during the fiscal years ended October 31, 2010 and 2009:

	2010	2009
Audit Fees (1)	$1,450,000	$1,537,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	600	—
Total Fees	$1,450,600	$1,537,000

(1)
Audit Fees consist of fees billed for services rendered for the annual audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, the review of condensed consolidated financial statements included in our quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	All Other Fees consist of fees charged to attend a Deloitte & Touche LLP-sponsored continuing education course.

Pre-approval of Services Provided by the Independent Auditor

The Finance/Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Committee will consider annually and, if appropriate, approve the scope of the audit services to be performed during the fiscal year as outlined in an engagement letter proposed by the independent auditor. For permissible non-audit services, management will submit to the Committee, at least annually, a list of services and a corresponding budget estimate that it recommends the Committee engage the independent auditor to provide. To facilitate the prompt handling of certain unexpected matters, the Committee delegates to its Chairman the authority to approve in advance all audit and non-audit services below $10,000 to be provided by the independent auditor if presented to the full Committee at the next regularly scheduled meeting. The independent auditor and management will routinely inform the Committee as to the extent of services provided by the independent auditor in accordance with this pre-approval policy and the fees incurred for the services performed to date. All services provided by Deloitte & Touche LLP for fiscal 2010 and 2009 were pre-approved by the Finance/Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Finance/Audit Committee advises the Board of Directors regarding potential transactions between the Company and any of its directors or officers, and reviews them under a standard that the terms of any such transaction should be no less favorable to the Company than would be obtained from an unrelated party. The Finance/Audit Committee and the Board of Directors have not adopted specific procedures for such reviews and consider each transaction in light of the specific facts and circumstances presented.

Certain subsidiaries of Lufthansa, for which Mr. Mayrhuber, a director of the Company, served as Chairman of the Executive Board and Chief Executive Officer until December 2010, are customers of certain subsidiaries of HEICO. Purchases made by such subsidiaries of Lufthansa represented in excess of five percent, but less than 10%, of HEICO’s consolidated net sales of $617 million for the fiscal year ended October 31, 2010. We expect this customer relationship to continue in the current fiscal year. We believe that the terms of its transactions with Lufthansa are no less favorable to us than would have been obtained from an unrelated party, and that Mr. Mayrhuber is not afforded any special benefits as a result of our transactions with Lufthansa. See page 11 for additional information about the Board of Directors’ determination that Mr. Mayrhuber is an independent director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934, which were furnished to the Company during or with respect to fiscal 2010 by persons who were, at any time during fiscal 2010, directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock or Class A Common Stock, no such person failed to file on a timely basis any report required by such section during fiscal 2010.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Any shareholder who wishes to present a proposal for action at our next Annual Meeting of shareholders tentatively scheduled for March 26, 2012, or to nominate a director candidate for our Board of Directors, must submit such proposal or nomination in writing to our Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021. The proposal or nomination should comply with the time period and information requirements as set forth in our By-laws relating to shareholder business or shareholder nominations, respectively. Shareholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2012 Annual Meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Corporate Secretary at the herein above address no later than October 20, 2011.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Any HEICO shareholder or other interested party who wishes to communicate with our Board of Directors, a committee of the Board, the non-management directors as a group, the presiding director or any individual member of the Board, may send correspondence to our Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021. Our Corporate Secretary will compile and submit on a periodic basis all shareholder and other interested parties’ correspondence to the entire Board of Directors, or, if and as designated in the communication, to a committee of the Board, the non-management directors as a group, the presiding director or an individual Board member.

SHAREHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding” in accordance with rules approved by the Securities and Exchange Commission. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend mailings in any way. This procedure reduces our printing costs and mailing fees.

If a single copy of the annual report and proxy statement was delivered to an address that you share with another shareholder and you wish to receive a separate copy of the 2010 annual report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future materials, or if you are sharing an address with another shareholder and are receiving multiple copies of annual reports or proxy statements and would like to request delivery of a single copy of annual reports or proxy statements, please call us at (954) 987-4000 or write to our Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021.

GENERAL AND OTHER MATTERS

Neither HEICO nor the members of its Board of Directors intend to bring before the Annual Meeting any matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders. They have no present knowledge that any other matters will be presented to be acted on pursuant to your proxy. However, if any other matters properly come before the Annual Meeting, the persons whose names appear in the enclosed form of proxy will have the discretionary authority to vote the proxy in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS,
Laurans A. Mendelson
Chairman of the Board and
Chief Executive Officer

HEICO CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 28, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of HEICO CORPORATION hereby appoints Laurans A. Mendelson and Thomas S. Irwin, or either of them, the true and lawful attorney or attorneys and proxy or proxies of the undersigned with full power of substitution and revocation to each of them, to vote all the shares of stock which the undersigned would be entitled to vote, if there personally present, at the Annual Meeting of Shareholders of HEICO CORPORATION called to be held at the JW Marriott, 1109 Brickell Avenue, Miami, FL 33131 at 10:00 a.m. Eastern Daylight Time on March 28, 2011 (notice of such meeting has been received), and at any adjournments thereof, with all powers which the undersigned would possess if personally present. If you plan to attend the Annual Meeting, you can obtain directions to the JW Marriott from the hotel’s web site at http://www.marriott.com/hotels/maps/travel/miajw-jw-marriott-hotel-miami. Without limiting the generality of the foregoing, said attorneys and proxies are authorized to vote as indicated below.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 28, 2011

The accompanying proxy statement and the 2010 Annual Report on Form 10-K are available at:
http://www.heico.com

The Board of Directors of HEICO CORPORATION unanimously recommends a vote “FOR” each of the nominees for director, “FOR” the advisory vote on executive compensation, for the selection of “3 YEARS” as the frequency of holding future advisory votes on executive compensation, and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending October 31, 2011.

1.	ELECTION OF DIRECTORS

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary)		to vote for all nominees listed below

NOMINEES:	01 Adolfo Henriques, 02 Samuel L. Higginbottom, 03 Mark H. Hildebrandt,
04 Wolfgang Mayrhuber, 05 Eric A. Mendelson, 06 Laurans A. Mendelson,
07 Victor H. Mendelson, 08 Dr. Alan Schriesheim, 09 Frank J. Schwitter

INSTRUCTION:	To withhold authority to vote for an individual nominee, write that nominee’s name in the space provided below.

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION

☐ FOR               ☐ AGAINST               ☐ ABSTAIN

3.	ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

☐ 3 YEARS               ☐ 2 YEARS               ☐ 1 YEAR               ☐ ABSTAIN

(Continued, and to be dated and signed on the reverse side)

4.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING OCTOBER 31, 2011

☐ FOR               ☐ AGAINST               ☐ ABSTAIN

5.	In their discretion, upon such other matters which may properly come before the meeting or any adjournments

THIS PROXY WILL BE VOTED AS DIRECTED, BUT WHERE NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS, FOR PROPOSALS 2 AND 4, AND “3 YEARS” ON PROPOSAL 3.

PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING.

Dated:________________________, 2011

Signature________________________________________

Signature if held jointly_____________________________

Note: Please sign exactly as your name or names appear hereon. If signing as executor, trustee, administrator, attorney or guardian, etc., please print your full title.